Exhibit 99.1

Phillips Edison & Company Reports Second Quarter 2020 Results and Provides Update on COVID-19 Impact

July rent and recovery collections totaled 90% of monthly billings

Neighbors representing approximately 98% of annualized base rent are open and operating as of August 10, 2020

CINCINNATI -- August 12, 2020 - Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, reported a net loss of $6.4 million, and net income of $4.8 million, for the three- and six-month periods ended June 30, 2020, respectively.

Second Quarter 2020 Highlights (vs. Second Quarter 2019)

•	Same-center net operating income (“NOI”) decreased 5.2% to $80.3 million

•	Rent and recovery collections totaled 86% of monthly billings for the quarter

•	Leased portfolio occupancy totaled 95.6%, an increase from 94.6% at June 30, 2019

•	Executed 169 leases (new, renewal, and options) totaling 1.2 million square feet compared to 259 leases (new, renewal, and options) totaling 1.1 million square feet

•	Comparable new lease spreads were 15.5% and comparable renewal lease spreads were 7.1%

•	Core funds from operations (“Core FFO”) decreased 6.1% to $51.7 million; Core FFO per diluted share decreased to $0.16 from $0.17

•	Paid off the outstanding balance on the $500 million revolving credit facility

Six Months Ended June 30, 2020 Highlights (vs. Six Months Ended June 30, 2019)

•	Same-center NOI decreased 1.3% to $167.0 million

•	Executed 383 leases (new, renewal, and options) totaling 2.3 million square feet compared to 529 leases (new, renewal, and options) totaling 2.1 million square feet

•	Comparable new lease spreads were 10.8% and comparable renewal lease spreads were 9.2%

•	Core FFO increased 1.2% to $111.9 million; Core FFO per diluted share was unchanged at $0.34

Management Commentary
“The second quarter of 2020 was the most challenging quarter our company has faced since the global financial crisis in 2008,” said Jeff Edison, chairman and chief executive officer of PECO. “Our talented associates rose to the occasion and demonstrated how they could successfully execute during this unprecedented time. In a matter of days, our team was deployed remotely and began implementing a revised strategy required by the difficult COVID-19 operating environment.”
“As 37% of our neighbors faced government mandates requiring them to close their doors, our team’s relentless commitment to communication and service resulted in strong collections during the quarter, which improved each month since April. Further, we deftly implemented cost cutting measures, which contributed to a 28% decrease in general and administrative expenses compared to Q2 2019.
“Because of the adaptability of our organization, and the necessity-based and essential nature of many of our neighbors, we are pleased with our results considering the environment. We believe that with a conservative, yet opportunistic, approach, we will emerge from this pandemic in a position of strength, although our near-term expectations remain tempered.
“When considering the reestablishment of our monthly distributions, we must have a higher level of confidence that our future cash flows will remain uninterrupted. The recent increase in COVID-19 cases and potential impact

Exhibit 99.1

on the economy may again negatively affect our neighbors. We believe protecting the principal value of our stockholders’ investment is paramount, and we remain committed to positioning the company for long-term growth.”

Collection Details
The tables below outline how PECO’s neighbors have been impacted and the ensuing impact to PECO throughout the COVID-19 pandemic:

	April 2020	May 2020	June 2020	Q2 2020	July 2020
Rent and recoveries collected (% of monthly billings)(1)(2)	84%	86%	89%	86%	90%

	April 2020	May 2020	June 2020	July 2020
Neighbor Spaces Open for Business:(2)
% of total spaces	65%	89%	97%	97%
% of total ABR(3)	75%	91%	97%	98%

(1)	Collections include monthly billings for rent and recoverable expenses that were received through August 10, 2020.

(2)
Statistics are approximate and include our pro rata ownership through joint ventures and exclude statistics related to properties that have since been disposed. The total number of neighbor spaces that were temporarily closed in connection with COVID-19 is approximately 2,100.

(3)	Annualized base rent (“ABR”) is calculated as monthly contractual rent as of the applicable period end, multiplied by 12 months.

Three and Six Months Ended June 30, 2020 Financial Results
Net Income (Loss)
For the second quarter of 2020, net loss totaled $6.4 million, or $0.02 per diluted share, compared to a net loss of $42.2 million, or $0.13 per diluted share, for the second quarter of 2019.
For the six months ended June 30, 2020, net income totaled $4.8 million, or $0.01 per diluted share, compared to a net loss of $48.0 million, or $0.15 per diluted share, for the first six months of 2019.
The improvement in both periods was driven by a decrease in non-cash impairments of real estate and other assets, lower interest expense from lower interest rates, and reductions in general and administrative expenses resulting from a reduction in headcount, temporary executive salary and director compensation reductions, and estimated lower performance-based compensation. The decreases were partially offset by lower rental revenues from an increase in collectability reserves as a result of the COVID-19 pandemic.

FFO as Defined by the National Association of Real Estate Investment Trusts (“Nareit”)
For the second quarter ended June 30, 2020, FFO attributable to stockholders and convertible noncontrolling interests increased 15.8% to $50.0 million, or $0.15 per diluted share, from $43.1 million, or $0.13 per diluted share, during the second quarter of 2019.
For the six months ended June 30, 2020, FFO attributable to stockholders and convertible noncontrolling interests increased 13.5% to $118.2 million, or $0.35 per diluted share, from $104.1 million, or $0.32 per diluted share, during the six months ended June 30, 2019.
The improvements in both periods were driven by lower non-cash impairments and other non-recurring charges as compared to 2019, along with items previously discussed for net income (loss).

Core FFO
For the second quarter of 2020, Core FFO decreased 6.1% to $51.7 million, or $0.16 per diluted share, compared to $55.1 million, or $0.17 per diluted share, during the same year-ago period.
This decrease was primarily attributable to the decline in NOI due to the impact of the COVID-19 pandemic, including lower rent and recovery collections and an increase in rent and recovery billings that are estimated to be uncollectible. This decline was partially offset by expense reduction initiatives to lessen the economic impact of the COVID-19 pandemic, and lower interest expense as compared to the second quarter of 2019.

Exhibit 99.1

For the first six months of 2020, Core FFO increased 1.2% to $111.9 million, or $0.34 per diluted share, compared to $110.7 million, or $0.34 per diluted share, during the same year-ago period.
This improvement was driven by the aforementioned expense reduction initiatives and lower interest expense, partially offset by the decline in NOI due to the impact of the COVID-19 pandemic.

Same-Center NOI
For the second quarter of 2020, same-center NOI decreased 5.2% to $80.3 million compared to $84.7 million during the second quarter of 2019.
For the six months ended June 30, 2020, same-center NOI decreased 1.3% to $167.0 million compared to $169.2 million during the same period in 2019.
The decline in both periods was largely due to the aforementioned impact of the COVID-19 pandemic.

Three and Six Months Ended June 30, 2020 Portfolio Overview
Portfolio Statistics
At quarter-end, PECO’s wholly-owned portfolio consisted of 284 properties, totaling approximately 31.8 million square feet located in 31 states. This compares to 298 properties, totaling approximately 33.5 million square feet located in 32 states as of June 30, 2019.
Leased portfolio occupancy was 95.6%, an improvement from 94.6% at June 30, 2019. Anchor occupancy increased to 98.3% from 98.0% at June 30, 2019, while in-line occupancy increased to 90.3% from 87.9% at June 30, 2019. These strong results were driven by demand for retail space in well-located grocery-anchored neighborhood shopping centers. Leased portfolio occupancy accounts for all neighbors under an active lease; it does not consider temporarily closed neighbors.

Leasing Activity
During the second quarter of 2020, 169 leases (new, renewal and options) were executed totaling approximately 1.2 million square feet. This compared to 259 leases executed totaling approximately 1.1 million square feet during the second quarter of 2019.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 15.5% for new leases, 7.1% for renewal leases (excluding options), and 8.5% combined (new and renewal leases).
During the first six months of 2020, 383 leases (new, renewal and options) were executed totaling approximately 2.3 million square feet. This compared to 529 leases executed totaling approximately 2.1 million square feet during the same year-ago period.
Comparable rent spreads during the first six months of 2020 were 10.8% for new leases, 9.2% for renewal leases (excluding options), and 9.5% combined (new and renewal leases).

Disposition & Acquisition Activity
During the quarter, the Company sold one property, generating $8.3 million in proceeds. In the near term, disposition proceeds are expected to be used to fund tax-efficient acquisitions and to help preserve liquidity during the current economic uncertainty. There were no acquisitions during the quarter.
During the six months ended June 30, 2020, the Company sold four properties, generating $25.8 million in proceeds.
During the first six months of 2020, PECO acquired land that was previously subject to a ground lease, as well as an outparcel adjacent to one of its shopping centers.
The Company may sell certain assets during the coming quarters as its capital recycling program winds down; however, the pace of dispositions and acquisitions will be impacted by the current economic uncertainty resulting from the COVID-19 pandemic.

Exhibit 99.1

Balance Sheet Highlights at June 30, 2020
At quarter-end, PECO had approximately $490 million of borrowing capacity available on its $500 million revolving credit facility, net of outstanding letters of credit. On April 1, 2020, the Company drew $200 million on its revolving credit facility, which was fully repaid during the quarter.

Net debt to total enterprise value (“TEV”) was 44.4% at June 30, 2020, compared to 39.5% at December 31, 2019. This increase was solely driven by the change in the estimated value per share of our common stock, as net debt decreased by $73.5 million from December 31, 2019.
Net debt to adjusted earnings before interest, taxes, depreciation, and amortization for real estate (“EBITDAre”) annualized was 7.1x at June 30, 2020, compared to 7.2x at December 31, 2019.
At June 30, 2020, the Company's outstanding debt had a weighted-average interest rate of 3.1%, a weighted-average maturity of 4.5 years, and 75.2% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.4%, a weighted-average maturity of 5.0 years, and 89.4% fixed-rate debt at December 31, 2019.

Distributions
For the second quarter ended June 30, 2020, total distributions of $18.6 million were paid to common stockholders and operating partnership unit (“OP unit”) holders. All distributions were paid in cash as the distribution reinvestment plan is currently suspended.
For the first six months of 2020, total distributions of $74.4 million were paid to common stockholders and OP unit holders, including $15.9 million reinvested through the distribution reinvestment plan prior to its suspension, for net cash distributions of $58.5 million.
The Company made its March 2020 distribution of $0.05583344 per share ($0.67 annualized) to stockholders and OP unit holders of record as of March 16, 2020 on April 1, 2020. Following this distribution, monthly distributions were temporarily suspended.
The Company’s board of directors will reevaluate monthly distributions when they are able to better assess the impact the COVID-19 pandemic is having on the Company.
Together with Phillips Edison Grocery Center REIT II, Inc., the Company has distributed over $1.3 billion to its stockholders and OP unit holders in the form of monthly distributions to date.

Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison, President Devin Murphy, and Chief Financial Officer John Caulfield will host a conference call on Thursday, August 13, 2020, at 12:00 p.m. Eastern Time addressing the Company’s results and recent developments. Following management’s prepared remarks, there will be a question and answer session where questions may be submitted via the webcast interface during the call.
Date: Thursday, August 13, 2020
Time: 12:00 p.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco200813.html
U.S. listen-only: 888-346-2646
Replay: A webcast replay will be available approximately one hour after the conclusion of the presentation at http://investors.phillipsedison.com/event-calendar
Submit questions in advance of the call: InvestorRelations@phillipsedison.com

The conference call and accompanying slide presentation containing financial information can be accessed by visiting the Events and Presentations page on the Company’s website at http://investors.phillipsedison.com/event-calendar.
Interested parties can access the conference call via online webcast or by telephone. If dialing in, please call the conference telephone number fifteen minutes prior to the start time and an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
For more information on the Company’s second quarter 2020 results, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2020, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

Exhibit 99.1

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2020 AND DECEMBER 31, 2019
(Condensed and Unaudited)
(In thousands, except per share amounts)

	June 30, 2020	December 31, 2019
ASSETS
Investment in real estate:
Land and improvements	$1,544,975	$1,552,562
Building and improvements	3,206,224	3,196,762
In-place lease assets	441,067	442,729
Above-market lease assets	65,863	65,946
Total investment in real estate assets	5,258,129	5,257,999
Accumulated depreciation and amortization	(841,154)	(731,560)
Net investment in real estate assets	4,416,975	4,526,439
Investment in unconsolidated joint ventures	41,545	42,854
Total investment in real estate assets, net	4,458,520	4,569,293
Cash and cash equivalents	53,262	17,820
Restricted cash	26,068	77,288
Goodwill	29,066	29,066
Other assets, net	135,274	128,690
Real estate investment and other assets held for sale	—	6,038
Total assets	$4,702,190	$4,828,195

LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,320,719	$2,354,099
Below-market lease liabilities, net	105,857	112,319
Earn-out liability	22,000	32,000
Derivative liabilities	65,376	20,974
Deferred income	15,659	15,955
Accounts payable and other liabilities	85,110	124,054
Total liabilities	2,614,721	2,659,401
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 290,465 and 289,047
shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	2,905	2,890
Additional paid-in capital (“APIC”)	2,795,434	2,779,130
Accumulated other comprehensive loss (“AOCI”)	(60,075)	(20,762)
Accumulated deficit	(991,939)	(947,252)
Total stockholders’ equity	1,746,325	1,814,006
Noncontrolling interests	341,144	354,788
Total equity	2,087,469	2,168,794
Total liabilities and equity	$4,702,190	$4,828,195

Exhibit 99.1

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(Condensed and Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental income	$115,654	$129,030	$244,120	$257,890
Fees and management income	2,760	3,051	4,925	6,312
Other property income	626	500	1,518	1,148
Total revenues	119,040	132,581	250,563	265,350
Operating Expenses:
Property operating	19,629	20,933	41,391	43,799
Real estate taxes	16,453	17,930	33,565	35,278
General and administrative	9,806	13,540	20,546	26,750
Depreciation and amortization	56,370	59,554	112,597	120,543
Impairment of real estate assets	—	25,199	—	38,916
Total operating expenses	102,258	137,156	208,099	265,286
Other:
Interest expense, net	(22,154)	(25,758)	(44,929)	(50,842)
(Loss) gain on disposal of property, net	(541)	(1,266)	(2,118)	5,855
Other (expense) income, net	(500)	(10,573)	9,369	(3,037)
Net (loss) income	(6,413)	(42,172)	4,786	(47,960)
Net loss (income) attributable to noncontrolling interests	825	5,602	(605)	6,195
Net (loss) income attributable to stockholders	$(5,588)	$(36,570)	$4,181	$(41,765)
Earnings per common share:
Net (loss) income per share attributable to stockholders - basic and diluted	$(0.02)	$(0.13)	$0.01	$(0.15)

Exhibit 99.1

Non-GAAP Disclosures
Same-Center Net Operating Income
We present Same-Center NOI as a supplemental measure of our performance. We define NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the three and six months ended June 30, 2020 and 2019, Same-Center NOI represents the NOI for the 278 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. We believe Same-Center NOI provides useful information to our investors about our financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Because Same-Center NOI excludes the change in NOI from properties acquired or disposed of after December 31, 2018, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of our financial performance as it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Funds from Operations and Core Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the Nareit definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
Core FFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. We believe that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, we adjust FFO attributable to stockholders and convertible noncontrolling interests to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, changes in the fair value of the earn-out liability, amortization of unconsolidated joint venture basis differences, gains or losses on the extinguishment or modification of debt, other impairment charges, and transaction and acquisition expenses.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. Core FFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO, as presented, may not be comparable to amounts calculated by other REITs.
Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate and Adjusted EBITDAre
We have included the calculation of EBITDAre to better align with publicly traded REITs. Additionally, we believe that, as another important earnings metric, it is a useful indicator of our ability to support our debt obligations. Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis.
Adjusted EBITDAre is an additional performance measure used by us as EBITDAre includes certain non-comparable items that affect our performance over time. To arrive at Adjusted EBITDAre, we exclude certain

Exhibit 99.1

recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the earn-out liability; (ii) other impairment charges; (iii) amortization of basis differences in our investments in our unconsolidated joint ventures; and (iv) transaction and acquisition expenses.
We use EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow us to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income (loss), as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs.

Exhibit 99.1

The table below compares Same-Center NOI (in thousands):

	Three Months Ended June 30,		Favorable (Unfavorable)		Six Months Ended June 30,		Favorable (Unfavorable)
	2020	2019(1)	$ Change	% Change	2020	2019	$ Change	% Change
Revenues:
Rental income(1)	$84,506	$90,089	$(5,583)		$175,422	$179,696	$(4,274)
Tenant recovery income	28,067	27,277	790		58,372	56,005	2,367
Other property income	591	447	144		1,465	1,059	406
Total revenues	113,164	117,813	(4,649)	(3.9)%	235,259	236,760	(1,501)	(0.6)%
Operating expenses:
Property operating expenses	16,728	16,140	(588)		34,971	34,213	(758)
Real estate taxes	16,164	17,001	837		33,284	33,383	99
Total operating expenses	32,892	33,141	249	0.8%	68,255	67,596	(659)	(1.0)%
Total Same-Center NOI	$80,272	$84,672	$(4,400)	(5.2)%	$167,004	$169,164	$(2,160)	(1.3)%

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Below is a reconciliation of Net (Loss) Income to NOI for our real estate investments and Same-Center NOI (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019(1)	2020	2019(1)
Net (loss) income	$(6,413)	$(42,172)	$4,786	$(47,960)
Adjusted to exclude:
Fees and management income	(2,760)	(3,051)	(4,925)	(6,312)
Straight-line rental expense (income)(2)	948	(2,819)	(1,364)	(4,532)
Net amortization of above- and below-market leases	(795)	(1,091)	(1,583)	(2,224)
Lease buyout income	(214)	(223)	(308)	(456)
General and administrative expenses	9,806	13,540	20,546	26,750
Depreciation and amortization	56,370	59,554	112,597	120,543
Impairment of real estate assets	—	25,199	—	38,916
Interest expense, net	22,154	25,758	44,929	50,842
Loss (gain) on disposal of property, net	541	1,266	2,118	(5,855)
Other expense (income), net	500	10,573	(9,369)	3,037
Property operating expenses related to fees and management income	891	1,531	1,528	2,826
NOI for real estate investments	81,028	88,065	168,955	175,575
Less: Non-same-center NOI(3)	(756)	(3,393)	(1,951)	(6,411)
Total Same-Center NOI	$80,272	$84,672	$167,004	$169,164

(1)	Certain prior period amounts have been reclassified to conform with current year presentation.

(2)	Excludes straight-line rent adjustments for neighbors deemed to be non-creditworthy.

(3)	Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.

Exhibit 99.1

The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO and provides additional information related to our operations (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019(1)
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net (loss) income	$(6,413)	$(42,172)	$4,786	$(47,960)
Adjustments:
Depreciation and amortization of real estate assets	54,892	57,828	109,709	117,170
Impairment of real estate assets	—	25,199	—	38,916
Loss (gain) on disposal of property, net	541	1,266	2,118	(5,855)
Adjustments related to unconsolidated joint ventures	940	1,051	1,594	2,106
FFO attributable to the Company	49,960	43,172	118,207	104,377
Adjustments attributable to noncontrolling interests not convertible into common stock	—	(41)	—	(231)
FFO attributable to stockholders and convertible noncontrolling interests	$49,960	$43,131	$118,207	$104,146
Calculation of Core FFO
FFO attributable to stockholders and convertible noncontrolling interests	$49,960	$43,131	$118,207	$104,146
Adjustments:
Depreciation and amortization of corporate assets	1,478	1,726	2,888	3,373
Change in fair value of earn-out liability	—	—	(10,000)	(7,500)
Amortization of unconsolidated joint venture basis differences	254	353	721	697
Loss on extinguishment or modification of debt, net	—	—	73	—
Other impairment charges	—	9,661	—	9,661
Transaction and acquisition expenses	14	188	59	276
Core FFO	$51,706	$55,059	$111,948	$110,653

FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share and Core FFO per share
Weighted-average common shares outstanding - diluted(2)	333,494	326,607	333,420	326,124
FFO attributable to stockholders and convertible noncontrolling interests per share - diluted	$0.15	$0.13	$0.35	$0.32
Core FFO per share - diluted	$0.16	$0.17	$0.34	$0.34

(1)	Certain prior period amounts have been reclassified to conform with current year presentation.

(2)
Restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share and Core FFO per share for the three and six months ended June 30, 2020 and 2019, and, accordingly, their impact was included in the weighted-average common shares used in their respective per share calculations. For the three months ended June 30, 2020 and for the three and six months ended June 30, 2019, restricted stock awards had an anti-dilutive effect upon the calculation of earnings per share and thus were excluded.

Exhibit 99.1

The following table presents our calculation of EBITDAre and Adjusted EBITDAre and provides additional information related to our operations (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended
	2020	2019	2020	2019	2019
Calculation of EBITDAre
Net (loss) income	$(6,413)	$(42,172)	$4,786	$(47,960)	$(72,826)
Adjustments:
Depreciation and amortization	56,370	59,554	112,597	120,543	236,870
Interest expense, net	22,154	25,758	44,929	50,842	103,174
Loss (gain) on disposal of property, net	541	1,266	2,118	(5,855)	(28,170)
Impairment of real estate assets	—	25,199	—	38,916	87,393
Federal, state, and local tax expense	180	341	209	341	785
Adjustments related to unconsolidated joint ventures	1,391	1,763	2,568	3,529	2,571
EBITDAre	$74,223	$71,709	$167,207	$160,356	$329,797
Calculation of Adjusted EBITDAre
EBITDAre	$74,223	$71,709	$167,207	$160,356	$329,797
Adjustments:
Change in fair value of earn-out liability	—	—	(10,000)	(7,500)	(7,500)
Other impairment charges	—	9,661	—	9,661	9,661
Transaction and acquisition expenses	14	188	59	276	598
Amortization of unconsolidated joint venture basis differences	254	353	721	697	2,854
Adjusted EBITDAre	$74,491	$81,911	$157,987	$163,490	$335,410

Financial Leverage Ratios
We believe our debt to Adjusted EBITDAre, debt to total enterprise value, and debt covenant compliance as of June 30, 2020 allow us access to future borrowings as needed in the near term. The following table presents our calculation of net debt and total enterprise value, inclusive of our prorated portion of net debt and cash and cash equivalents owned through our joint ventures, as of June 30, 2020 and December 31, 2019 (dollars in thousands):

	June 30, 2020	December 31, 2019
Net debt:
Total debt, excluding market adjustments and deferred financing expenses	$2,384,553	$2,421,520
Less: Cash and cash equivalents	54,894	18,376
Net debt	$2,329,659	$2,403,144

Enterprise value:
Net debt	$2,329,659	$2,403,144
Total equity value(1)	2,914,931	3,682,161
Total enterprise value	$5,244,590	$6,085,305

(1)
Total equity value is calculated as the number of common shares and OP units outstanding multiplied by the EVPS as of June 30, 2020 and December 31, 2019, respectively. There were 333.1 million diluted shares outstanding with an EVPS of $8.75 and 331.7 million diluted shares outstanding with an EVPS of $11.10 as of June 30, 2020 and December 31, 2019, respectively.

The following table presents our calculation of net debt to Adjusted EBITDAre and net debt to total enterprise value as of June 30, 2020 and December 31, 2019 (dollars in thousands):

	June 30, 2020		December 31, 2019
Net debt to Adjusted EBITDAre - annualized:
Net debt	$2,329,659		$2,403,144
Adjusted EBITDAre - annualized(1)	329,907		335,410
Net debt to Adjusted EBITDAre - annualized	7.1	x	7.2	x

Net debt to total enterprise value
Net debt	$2,329,659		$2,403,144
Total enterprise value	5,244,590		6,085,305
Net debt to total enterprise value	44.4%		39.5%

(1)	Adjusted EBITDAre is annualized based on trailing twelve months.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 311 properties, including 284 wholly-owned properties comprising approximately 31.8 million square feet across 31 states (as of June 30, 2020). PECO has generated strong operating results over its 29+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
Certain statements contained in this press release for Phillips Edison & Company, Inc. (“we,” the “Company,” “our,” or “us”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “estimated,” “may,” “will,” “expect,” “expectations,” “intend,” “anticipate,” “believe,” “continue,” “remain,” “initiatives,” “focus,” “seek,” “strategy,” “plan,” “potential,” “projected,” “foreseeable,” “future,” “predict,” “long term,” “once,” “should,” “could,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, but are not limited to, statements about our focus, plans, strategies, initiatives, and prospects; statements about the global pandemic of a novel coronavirus (“COVID-19”), including its duration and potential or expected impact on our tenants and our business; statements about our EVPS and when it may be updated; statements about the duration or extent of the suspension of our distributions, share repurchase program, and dividend reinvestment program; and statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; (ix) the effects of the COVID-19 pandemic, including on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic; (x) the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, stay-at-home orders and social distancing guidelines; (xi) the impact of the COVID-19 pandemic on our tenants and their ability to pay rent on time or at all, or to renew their leases and, in the case of non-renewal, our ability to re-lease the space at the same or more favorable terms or at all; (xii) the length and severity of the

Exhibit 99.1

COVID-19 pandemic in the United States; (xiii) the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates; (xiv) our ability to implement cost containment strategies; (xv) our and our tenants’ ability to obtain loans under the CARES Act or similar state programs; (xvi) our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due; (xvii) to the extent we were seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices; (xviii) the impact of the COVID-19 pandemic on our business, results of operations, financial condition, and liquidity; and (xix) supply chain disruptions due to the COVID-19 pandemic. Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in our 2019 Annual Report on Form 10-K, filed with the SEC on March 12, 2020, and those included in our Quarterly Reports on Form 10-Q, in each case as updated from time to time in our periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov.
Except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com
Source: Phillips Edison & Company, Inc.
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